Exhibit 99.1

NEWS RELEASE

HECLA UPDATES COVID-19 ACTIONS

AND FIRST QUARTER PRODUCTION

Rapid operational and financial response to COVID-19

FOR IMMEDIATE RELEASE

April 7, 2020

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced actions taken in response to COVID-19, cash balances and preliminary silver and gold production results at the end of the first quarter.¹

HIGHLIGHTS

●	Responded quickly to COVID-19 with changes in work schedules and hygiene practices, eliminated most travel starting in February, and strengthened the balance sheet.

●	Three of five operations (U.S. mines) are deemed essential businesses and remain fully operational (represent 69% of Hecla’s 2019 gold equivalent production).

●	Silver production of 3 million ounces and gold production of 57,238 ounces was on plan (silver equivalent production of 10.3 million ounces or gold equivalent production of 110,210 ounces2).

●	The Company is withdrawing its full-year 2020 guidance to assess COVID-19’s impact on its production and costs.

●	Quarter-end cash and cash equivalents of approximately $215 million with the revolving credit facility drawn at $210 million.

●	Hecla’s charitable foundation is making an initial commitment of up to $125,000 support to the local communities where we operate.

“Hecla’s quick response to the COVID-19 outbreak began in February and has protected our workforce, enabling them to continue to safely operate our mines,” said Phillips S. Baker, Jr. Hecla’s President and CEO. “While government orders have shut down two mines, our U.S. mines continue to operate as planned. Our balance sheet is strong with over $200 million in cash, and no near-term debt maturities with our revolver debt not due until 2023 and senior notes in 2028. Also, our charitable foundation is stepping up to support the communities we operate in during this time of need.”

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on average actual prices for each metal in the year as follows: $16.94 for Ag, $1,583 for Au, $0.84 for Pb, and $0.97 for Zn.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

COVID-19 PREPAREDNESS

While this pandemic is unique, over the course of Hecla’s 129-year history the Company has dealt with pandemics and had a plan in place that was implemented in February and early March. As the risk and government orders have increased, the plan has been further implemented including limited site access, social distancing, enhanced cleaning practices, temperature testing, 14-day quarantine facilities and enhancement of the supply chain. Fortunately, all the communities where Hecla operates have a small number or no occurrences of COVID-19 with no known cases within the workforce or their families.

In early February, the Company noted potential impacts of the COVID-19 virus, and issued new bonds maturing in 2028 and expanded its revolving credit facility to $250 million. The Company drew-down on the facility in March as a precaution to ensure that it would have substantial liquidity. During the quarter, the cash position was impacted by approximately $50 million associated with refinancing the senior notes including $31 million principal repayment of the 2021 notes, $14 million of interest on the notes and approximately $5 million of expenses. The Company also intends to re-establish an at-the-market equity facility.

In 2007, Hecla established its charitable foundation that has contributed more than $3.4 million to the communities it operates in. Given the special needs arising from the pandemic, Hecla expects the foundation to initially contribute up to $125,000 more than usual. An initial $20,000 matching contribution has been made to the Southeast Alaska food bank.

OPERATIONS DISCUSSION

Greens Creek

In the second quarter, Greens Creek began quarantining all employees in a Juneau facility for 14 days before employees start a 28-day rotation. No one, including local residents, is allowed on the site who has not been quarantined.

At the Greens Creek mine, 2.5 million ounces of silver and 11,296 ounces of gold were produced in the first quarter compared to 2.2 million ounces of silver and 14,328 ounces of gold in the prior year period. Higher silver production, when compared to the first quarter of 2019, was due to higher ore grades as well as increased recoveries, partially offset by lower mill throughput. The lower gold production was due to lower grades and the lower mill throughput, partially offset by higher recoveries. The mill operated at an average of 2,185 tons per day (tpd).

Casa Berardi

The suspension of operations at Casa Berardi, originally expected to last until April 13th, has now been extended until May 4th, to comply with the Government of Quebec’s stay-at-home order. Limited operations are protecting the facilities and environment.

At the Casa Berardi mine, 26,175 ounces of gold were produced, including 9,171 ounces from the East Mine Crown Pillar pit compared to 31,799 ounces and 6,535 ounces, respectively, in the prior year period. The decrease was due in part to the suspension of mining operations as of March 24, 2020 in response to the Government of Quebec’s order to the mining industry due to COVID-19. Prior to suspension, the mill operated at an average of 3,847 tpd.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

San Sebastian

An orderly wind-down of the operations are underway to comply with the Government of Mexico’s order to suspend operations until April 30, 2020. San Sebastian expects to maintain a minimum compliment of workers to protect the facilities and environment while operations are suspended.

At the San Sebastian mine, 0.3 million ounces of silver and 2,802 ounces of gold were produced compared to 0.4 million ounces and 3,530 ounces, respectively, in the prior year period with the decrease due to the expected lower grades. The mill operated at an average of 390 tpd.

Nevada Operations

Nevada has a stay-at-home order, but mines are essential infrastructure operations. Nevada operations have daily temperature testing and questionnaires, with significant social distancing by staggering the buses.

At the Nevada operations, gold production was 60% higher with 16,965 ounces of gold produced compared to 10,364 ounces of gold in the prior year period due to planned higher grades. The mining of developed oxide ore is expected to continue at Fire Creek until about mid-year, when the mining activities will stop while studies are completed.

Lucky Friday

While the State of Idaho has a stay-at-home order, the Lucky Friday is an essential business to the state and in a county that has no known cases of COVID-19. The mine has daily temperature testing and a questionnaire, as well as social distancing measures to access the mine.

At the Lucky Friday mine, few ounces were produced principally due to the focus on calling back and training the returning workforce, as well as advancing critical infrastructure projects. The 5370-loading pocket capital project is nearing completion. The #2 shaft hoist project has been delayed until July because a key vendor determined they would be unable to currently support the work as a result of the COVID-19 virus.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3

PRODUCTION SUMMARY

	First Quarter Ended
	March 31, 2020	March 31, 2019	% increase (decrease)
PRODUCTION
Silver (oz)	2,983,349	2,923,131	2%
Gold (oz)	57,238	60,021	(5)%
Lead (tons)[1]	5,316	5,785	(8)%
Zinc (tons)	12,576	13,943	(10)%
Greens Creek – Silver (oz)	2,513,713	2,232,747	13%
Greens Creek – Gold (oz)	11,296	14,328	(21)%
Lucky Friday – Silver (oz)[1]	95,748	173,627	(45)%
San Sebastian – Silver (oz)	346,625	441,079	(21)%
San Sebastian – Gold (oz)	2,802	3,530	(21)%
Casa Berardi – Gold (oz)[2]	26,175	31,799	(18)%
Nevada Operations – Silver (oz)	21,455	67,438	(68)%
Nevada Operations – Gold (oz)	16,965	10,364	64%

(1)	Union workers at Lucky Friday were on strike in 2019.
(2)	Casa Berardi also produced 5,808 ounces of silver in the first quarter 2020 compared to 8,240 ounces of silver for first quarter of 2019.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's first quarter 2020 operating and financial results contained in this news release, including cash and cash equivalents and revolving line of credit draw-down are preliminary and reflect the Company’s expected results as of the date of this news release. Actual reported first quarter 2020 results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this news release may include, without limitations, (i) estimates of silver production for the first quarter of 2020 on a consolidated basis and at each of the Greens Creek, Lucky Friday, San Sebastian, and Nevada Operations mines; first quarter of 2020 gold production at Casa Berardi and Nevada operations; (iii) quarter-end cash position and revolver draw-down and (iv) timeline for mines to return to production from government-imposed bans due to the COVID-19 virus. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	4

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President – Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	5